EXHIBIT 10.21

Form of

NET SMELTER RETURN
ROYALTY AGREEMENT

This Agreement (the "Agreement") is entered into on _________ __, 2008, by and among Minera Milenium S.A. de C.V., a corporation duly organized under the laws of the Republic of Mexico (hereinafter referred to as "Minera"), [NEWCO], a corporation incorporated under the laws of _________ ("NewCo") and AURELIO RESOURCE CORPORATION, a Nevada corporation (hereinafter referred to as "Aurelio"). Each of Minera, NewCo and Aurelio are referred to herein as "Party", and collectively herein as the "Parties".

NewCo acquired all of the outstanding capital stock of Bolsa Resources, Inc., an Arizona corporation, from Aurelio under a certain Stock Purchase Agreement between Aurelio and the NewCo, dated September __, 2008 (the "Stock Purchase Agreement"). Under the terms of the Stock Purchase Agreement, Aurelio agreed to cause Minera to grant to NewCo in exchange for a cash consideration payable to Aurelio a net smelter return royalty from the minerals product derived form certain real property assets owned and/or leased by Minera.

This Agreement contemplates the transaction and terms and conditions by which and the circumstances in which Minera grants to NewCo in exchange for a cash consideration payable to Aurelio the net smelter return royalty from the minerals product derived form certain real property assets owned and/or leased by Minera and in which Minera, Aurelio and NewCo have the right to convert the net smelter return royalty granted hereunder into shares of Minera or Aurelio, as the case may be, in accordance with the term of this Agreement.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1. Definitions. The following terms shall have the following meaning for purposes of this Agreement:

"Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

"Cash Consideration" shall have the meaning set forth in Section 2 below.

"Concentrates" means the product derived from Crude Ore after waste materials have been removed through leaching, milling or other beneficiation.

"Crude Ores," whether singular or plural, shall mean all ores, metals, Minerals which Minera either (A) mines, extracts, or otherwise recovers (including by in situ methods) from the Gavilanes Property and sells or delivers to a processing plant for physical or chemical treatment, or (B) treats in place on the Gavilanes Property by chemical, solution, or other methods; said term shall also include all Mineral-bearing solutions, natural or introduced, recovered by Minera from the Gavilanes Property and sold or delivered for processing by Minera, and all Mineral and non-mineral components of all such materials and solutions.

"Extraction Taxes" means sales, use, gross receipts, ad valorem, severance, any taxation on the net proceeds of mining operations and other taxes payable in respect to severance, production, removal, sale or disposition of the Crude Ore or Concentrates, but excluding any taxes on net income.

"Gavilanes Property" shall mean the real property rights and interests described in Annex 1 attached hereto and incorporated herein by this reference, and any and all amendment, substitutions or replacements of the concessions on the referenced real property in which Minera or any Affiliate of Minera has any right, title or interest.

"Minerals," whether singular or plural, shall mean any and all mineral substances of any nature, metallic or non-metallic. The term "Minerals" shall not include oil, gas, or other liquid or gaseous hydrocarbon or geothermal substances.

"Proceeds" means the sum actually received by Minera during each calendar quarter from for the sale of Crude Ore or Concentrates produced from the Gavilanes Property during each calendar quarter.

"Processing Costs" means either (a) the amounts actually incurred by Minera for leaching, milling, treating, processing or other beneficiation, including transporting, sizing and crushing of the ores, where such services are performed by a party other than Minera and including assaying and sampling costs and including penalties, if any incurred, or (b) if such operations are carried out by Minera, the charges, cost and penalties, if any incurred, for such operations, including transportation, which Minera would have incurred if such operations were carried out in facilities not owned or controlled by Minera and then offering comparable custom services for comparable products or on comparable terms; provided, however, that in all cases "Processing Costs" shall not include Transportation Costs

"Transportation Costs" means the expenses and charges actually incurred by Minera in transporting the Crude Ore or Concentrates from mine to mill, smelter, refinery or other place of sale. Such expenses shall include, but not be limited to, freight, shipment insurance, handling, port, delay, demurrage, lighterage, tug, forwarding costs and transportation taxes.

Reference to dollar amounts in this agreement shall refer to United States dollars.

2. Net Smelter Return Royalty. As of the date hereof, for a cash consideration of $2,000,000 (in words: US Dollars Two Million), payable by NewCo to Aurelio at the closing of the transaction contemplated by the Stock Purchase Agreement by wire transfer or delivery of other immediately available funds (the "Cash Consideration"), Minera does hereby remise, release, and forever quitclaim unto Newco its successors and assigns, a production royalty (the ea"Minera NSR") of three percent (3%) of the Net Smelter Returns(as herein defined) from all Crude Ores and Concentrates mined or otherwise recovered and removed from mineral claims on the Gavilanes Property. The Net Smelter Return on Crude Ore or Concentrates derived and sold by Minera from the Gavilanes Property shall be determined as follows:

(a) Sale of Crude Ore or Concentrate to Third Party. If Crude Ore or Concentrates are sold by Minera to a third party that is not an Affiliate of Minera, the Net Smelter Returns shall mean the Proceeds received from such sale by Minera, less, to the extent borne by Minera, sales and brokerage costs, Transportation Costs, Processing Costs and Extraction Taxes. Such Crude Ore or Concentrates shall be deemed sold at the time the Proceeds are received by Minera.

(b) Sale of Crude Ore or Concentrate to Affiliate. If Crude Ore or Concentrates are sold or transferred by Minera to an Affiliate, they shall be deemed sold by Minera at the time of delivery to the Affiliate, and the Net Smelter Returns shall mean an amount equal to that which would have been received by Minera from a bona fide third party purchaser in an arms-length transaction for an identical product less Transportation Costs, Processing Costs and Extraction Taxes incurred by Minera.

(c) Retainage of Crude Ore or Concentrate. If Concentrates are retained by Minera for further smelting, refining, precipitation or other additional processing by a third party that is not an Affiliate of Minera at a site that is not located or adjacent to or on the Gavilanes Property, such Concentrates shall be deemed sold by Minera at the time such Concentrates are delivered to the smelter, precipitation plant or other facility for further processing or refining, and the Net Smelter Returns from such Concentrates shall be deemed to be an amount equal to that which would have been received by Minera from a bona fide third party purchaser in an arms-length transaction for an identical product less Transportation Costs, Processing Costs and Extraction Taxes incurred by Minera.

3. Payment of Royalty. The obligation to pay the Minera NSR royalty shall accrue upon the actual or deemed sale of the Crude Ores or Concentrates subject thereto. Payment of the Minera NSR shall be made on or before the last day of April, July, October, and January ("Payment Dates") of each year for royalty obligations that accrued during the preceding calendar quarter of Crude Ore or Concentrates actually produced during that calendar quarter. Payment for any deemed sale (i.e., through forward sale, loans, futures trading, etc.) of any Crude Ore or Concentrates during a calendar quarter shall be made on the Payment Date following the calendar quarter during which production of Crude Ore or Concentrates actually occurs. Each Payment shall be accompanied by a statement showing weights and values of mineral substances recovered from the Crude Ore and Concentrates produced from the Gavilanes Property during the period for which payment is made, the Proceeds received or the value of the deemed sale of such Crude Ore and Concentrates and the amount of the charges, costs and taxes deductible therefrom. If no written objection is made by Aurelio to the correctness of the statement within sixty (60) days from the date thereof, such statement shall be deemed conclusively to be correct and such royalty payment sufficient and complete.

4. Disputes. In case of any dispute or question as to the ownership of any royalty interest, payment of any part thereof to be made by Minera under this Agreement, Minera may deposit any amount otherwise due to Newco in escrow until the dispute is finally resolved. Minera may credit all costs and expenses, including attorney's fees, it incurs by reason of such dispute or question against all amounts otherwise due to Newco only in the event Minera prevails.

5. Waste Rock, Spoil and Tailings. The ore, mine waters, leachates, pregnant liquors, pregnant slurries, or other products or compounds of Mineral Substances mined or extracted from the Gavilanes Property shall be the property of Minera subject to the Minera NSR as provided herein. Minera shall not be liable for mineral values lost in mining or processing employing sound practices. The Minera NSR shall be payable on all mineral substances recovered both prior to and after the time waste rock, spoil, tailings, or other mine wastes and residue are first disposed of as such, and such waste rock, spoil, tailings or other mine wastes and residue shall be the sole property of Minera. Minera shall have the sole right to dump, deposit, sell, dispose of, or reprocess such waste rock, spoil, tailings, or other mine wastes and residues, and Aurelio shall have no claim or interest therein or to proceeds or minerals values recovered therefrom.

6. Weighing, Measuring and Sampling. Minera shall at all times production is occurring upon the Initial Minera Real Property Assets accurately weigh, measure and sample in accordance with customary industry practices for precious metals mines, all Crude Ore or other material including products developed from ore or other material, and all Concentrates, to the end that accurate and complete records and reports are made and retained to ascertain the quantity of ores and minerals recovered and removed from the Initial Minera Real Property Assets. In determining whether "customary industry practice" is being employed, consideration shall be given to whether the ore body from which production is occurring is a placer deposit or other type of deposit. If production is from a placer deposit, then the grade and weight of concentrate developed at the gravity separation facility shall be determined and recorded, and the grade and weight of all ore produced in the onsite refinery shall be determined and recorded, and the grade and weight of slag recovered from the onsite refinery shall be determined and recorded, and the grade and weight of settled ounces at the final refiner shall be determined and recorded; provided, however, that Minera shall not be required to determine the grade and weight of concentrate developed at the gravity separation facility if it makes a demonstration to Newco from which it can be reasonably concluded, taking into consideration all existing facts and circumstances, that the samples taken would not be representative of the true grade and weight of the concentrate. In the event Minera makes the demonstration mentioned above, Newco shall have the right to take such samples at its own expense and on a basis that does not interfere with Minera's business or operations. Newco shall provide Minera with a copy of all sampling information so derived. Newco shall have the right, upon reasonable notice at all reasonable times, to inspect all records and reports mentioned herein, the real property and the operations being conducted thereon, so long as such inspections do not unreasonably interfere with Minera's business or operations.

7. Additional Land Purchase or Lease. To ensure the mining rights on the Gavilanes Property will not interfere with adjunct mining rights and other real property usage, Minera shall use its commercial efforts to purchase any additional land adjunct to the Gavilanes Property that it deems appropriate to ensure those mining rights.

8. Additional Funding of Minera. As long as the Minera NSR (or after its conversion the Minera Preferred Stock) is outstanding, NewCo and its affiliates shall have the first right to provide any additional funding (debt and/or equity) to Minera and shall further have the first right to make an offer if (i) Minera decides to sell the rights in the Gavilanes property and/or substantially all of its Mexican assets or (ii) Aurelio decided to sell Minera .

9. Conversion of Minera NSR. The Minera NSR shall be convertible as follows:

(a) Conversion in Case of Minera IPO. Automatically at fair market value for shares of common stock of Minera immediately prior to an Initial Public Offering of shares of common stock of Minera (a "Minera IPO");

(b) Optional Conversion in case of Strategic Minera Transaction. At the option of Minera, at fair market value for shares of common stock of Minera, immediately prior to a sale, transfer or license of all or substantially all of the assets of Minera for cash or publicly traded securities, or a sale of equity interests for cash or publically traded securities, or a merger, reorganization or other transaction resulting in the stockholders of Minera immediately prior to the transaction (on a fully diluted basis) controlling less than the majority of the voting power of the surviving entity on a fully diluted basis (a "Strategic Minera Transaction");

(c) Optional Conversion by Newco. At the option of the then holder of the Minera NSR at fair market value into shares of common stock of Minera immediately prior to a Strategic Minera Transaction;

(d) Optional Conversion upon Commencement of Mining Production. At the option of Minera, at fair market value for shares of preferred stock of Minera (the "Minera Preferred Stock") (the fair market value of the Minera NSR divided by the number of Minera Preferred Stock issued in accordance with this Section 9(d) hereinafter the "Original MineraPS Issue Price") upon commencement of commercial mining production from any of Gavilanes Property (the day a conversion under this Section 9(d) occurs the "Minera Conversion Day"). The Minera Preferred Stock will have the following attributes:

(i) The Minera Preferred Stock will be entitled to a cumulative annual preferred dividend equal to a six percent (6%). Upon conversion of the Minera Preferred Stock in accordance with Section 9(d)(iv) below, Minera shall have the right to convert any unpaid accumulated dividend on the Minera Preferred Stock that is being converted into shares of the same class of shares of Minera or Aurelio, as the case may be, into which the Minera Preferred Stock is converted;

(ii) The Minera Preferred Stock will vote with all other shares of the Minera on an as converted basis as a single class on all matters;

(iii) Each share of Minera Preferred Stock will have 1 time liquidation preference equal to the Original MineraPS Issue Price;

(iv) Subject to any adjustment being made to the conversion rate following any recapitalization, share split, consolidation or similar events (collectively "Recapitalization Events") and/or the operation of the anti-dilution provision set forth in subsection (v) of this Section 9(d), the Minera Preferred Stock will be convertible as follows:

(A) At the option of Newco immediately prior to a Minera IPO or Strategic Minera Transaction into an equivalent number of shares of common stock of Minera;

(B) At the option of the then holders of the Minera Preferred Stock at any time into an equivalent number of shares of common stock of Minera;

(C) At the option of the then holders of the Minera Preferred Stock at any time pro rata into registered shares of common stock of Aurelio; and

(D) At the option of the then holders of the Minera Preferred Stock pro rata for shares of preferred stock of Aurelio at any time after the fifth (5th) anniversary of this Agreement; the shares of preferred stock of Aurelio so issued shall have the identical rights as set forth under Section 9(d)(i) - (iii) above and Section 9(d)(v) below and shall be convertible at the option of its holder at any time into an equivalent number of shares of common stock of Aurelio; and

(v) In the event that Minera during the twelve (12) months following the issuance of the Minera Preferred Stock issues additional securities at a purchase price (after adjusting for any Recapitalization Events) less than the Original MineraPS Issue Price (the "Existing MineraPS Conversion Price"), the Original BPS Issue Price shall be adjusted in accordance with the following formula:

CP2 = CP1 * (A+B) / (A+C)

with

CP2 = New MineraPS Conversion Price,

CP1 = Existing MinserPS Conversion Price in effect immediately prior to new issue,

A = Number of shares of common stock of the Minera deemed to be outstanding immediately prior to new issue (includes all shares of outstanding common stock of the Minera, all shares of outstanding Minera Preferred Stock on an as-converted basis, and all outstanding options on an as-exercised basis),

B = Aggregate consideration received by the Minera with respect to the new issue divided by CP1, and

C = Number of shares of stock issued in the subject transaction,

and the holders of the Minera Preferred Stock shall be entitled free of charge to the additional Minera Preferred Stock they would have received if the New MineraPS Conversion Price would have been the Original MineraPS Issue Price at the time of the issuance of Minera Preferred Stock in accordance with this Section 9(d).

10. Miscellaneous.

(a) Further Actions. The Parties hereby agree that they will each take such further action (including the execution and delivery of such future instruments and documents) as the other Party may request in order to comply with the interests of the Parties pursuant to this Net Smelter Return Agreement in order to comply with Arizona law.

(b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

(c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(d) Reporting. Minera shall provide Newco bi-annual reports describing progress of activities at the Gavilanes Property in form and substance reasonably satisfactory to the parties.

(d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

(e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. The Gavilanes NSR shall run with the Gavilanes Property \

(f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to NewCo: Copy to:

[NEWCO] Buchanan Ingersoll &Rooney PC
[ADDRESS] 620 Eighth Avenue
[ADDRESS] New York, NY 10018
[ADDRESS] U.S.A.
Phone: Phone: +1 (212) 440-4400
Fax: Fax: +1 (212) 440-4401
Attention: Attention: Titus Weinheimer

If to Minera: Copy to:

Minera Milenium S.A. de C.V. Holland & Hart LLP
[ADDRESS] 555 Seventeenth Street
[ADDRESS] Suite 3200
[ADDRESS] Denver, CO 80202
Mexico U.S.A.
Phone: Phone: +1 (303) 295-8493
Fax: Fax: +1 (303) 291-9145
Attention: Attention: Lucy Schlauch-Stark

If to Aurelio: Copy to:

Aurelio Resource Corporation Holland & Hart LLP
12345 West Alameda Parkway 555 Seventeenth Street
Suite #202 Suite 3200
Lakewood, CO, 80228 Denver, CO 80202
U.S.A. U.S.A.
Phone: 303-795-3030 Phone: +1 (303) 295-8493
Fax: 303-945-7270 Fax: +1 (303) 291-9145
Attention: David Johnson Attention: Lucy Schlauch-Stark

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Arizona without giving effect to any choice or conflict of law provision or rule (whether of the State of Arizona or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Arizona.

(j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(l) Expenses. Each of the Parties will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

(n) Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

MINERA MILENIUM S.A. DE C.V.

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By:

Name:

Title:

[NEW CO]

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By:

Name:

Title:

AURELIO RESOURCE CORPORATION

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By:

Name:

Title:

3930220_3.DOC